Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Senior Managing Director of Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS SECOND QUARTER RESULTS

Per Share Net Income of $0.32 and Normalized FFO of $0.46 in Second Quarter

7% Growth in Per Share NFFO Versus Prior-Year Quarter

Expansion of Spain Footprint Includes New Relationship with a Global Leader in Cancer Care

Birmingham, AL – August 3, 2022 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2022, as well as certain events occurring subsequent to quarter end. MPT plans to also publish an Investor Update presentation under “Webcasts & Presentations” in the Investor Relations section of the Company’s website, https://investor-relations.medicalpropertiestrust.com/.

•	Net income of $0.32 and Normalized Funds from Operations (“NFFO”) of $0.46 for the 2022 second quarter on a per diluted share basis;

•	Completed in April the acquisition from separate third parties of two general acute hospitals in Arizona and Florida leased to Steward Health Care System (“Steward”) for an aggregate $80 million;

•	Acquired in late April three radiotherapy facilities leased to GenesisCare in Spain for €27 million;

•	Agreed in May to develop three facilities in Spain leased to IMED with a total budget of €121 million;

•	Closed in May on the previously announced sale of a general acute hospital in Dodge City, KS for $63 million, resulting in a $8 million gain on sale of real estate;

•	Signed agreement in July to develop a behavioral health facility in McKinney, TX leased to Springstone with a total budget of approximately $35 million;

•	Acquired in late July a hospital in Colombia leased to Fundación Cardiovascular de Colombia for $26 million; and

•	Amended the credit facility in the second quarter, increasing the capacity to $2.0 billion and extending the maturity dates of the revolver and term loan to June 2026 and June 2027, respectively.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO, all on a basis comparable to 2021 results, and reconciliations of total assets to total pro forma gross assets and total revenues to total adjusted revenues.

PORTFOLIO UPDATE

In late April, MPT acquired three radiotherapy facilities in Spain leased to GenesisCare, a global leader in cancer care, for €27 million. In addition to its platform in Spain, GenesisCare has a meaningful and growing presence in several important MPT markets such as the U.S., UK and Australia. Further expanding its Spanish footprint, MPT also agreed in May to fund the development of three IMED general acute hospitals with nearly 300 beds in Barcelona, Valencia and Alicante over the next three years for a combined €121 million. These projects, in addition to MPT’s existing IMED facility in Valencia, are indicative of the growing presence of private hospitals in Spain and further demonstrate MPT’s ability to grow through existing relationships. Cap rates on these investments are expected to remain consistent with MPT’s historical investment spreads.

During the quarter, MPT acquired from separate third parties two facilities located in Arizona and Florida and leased to Steward for a combined $80 million. The Arizona facility, which will operate as a combined ambulatory surgery center, imaging center and free-standing emergency department, is expected to drive additional volume to Steward’s nearby Mountain Vista Medical Center in Mesa. The Florida general acute facility provides Steward an economical way to expand within the same service area as Coral Gables Hospital and is expected to commence operations in January 2023.

In July, MPT agreed to develop a 72-bed behavioral health facility in McKinney, TX for Springstone. The facility will be Springstone’s third inpatient facility in the Dallas-Fort Worth market. The budget is approximately $35 million, and the expected completion is the first quarter of 2024.

In late July, MPT established a new operator relationship in Colombia with the acquisition of a 197-bed hospital leased to non-profit operator Fundación Cardiovascular de Colombia (“FCV”) for $26 million. FCV was ranked sixth among hospital operators in Latin America in 2019 and the Instituto Cardiovascular de la FCV hospital in Bucaramanga that MPT acquired has received international accolades, including as the best cardiovascular hospital in Colombia.

The Company has total pro forma gross assets of approximately $22.3 billion, including $16.0 billion of general acute care hospitals, $2.5 billion of behavioral health facilities, $2.0 billion of inpatient rehabilitation facilities, $0.3 billion of long-term acute care hospitals, and $0.2 billion of freestanding emergency room and urgent care properties. MPT’s portfolio includes 447 properties and approximately 46,000 licensed beds across the United States as well as in the United Kingdom, Switzerland, Germany, Australia, Spain, Finland, Colombia, Italy and Portugal. The properties are leased to or mortgaged by 54 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Net income for the second quarter ended June 30, 2022 was $190 million ($0.32 per diluted share) compared to $115 million ($0.19 per diluted share) in the year earlier period.

NFFO for the second quarter was $275 million ($0.46 per diluted share) compared to $251 million ($0.43 per diluted share) in the year earlier period, a 7% increase on a per share basis.

The Company is maintaining its estimates of per share net income of $1.88 to $1.92 including gains on sales of $0.78 per share and NFFO of $1.78 to $1.82.

These estimates do not include the effects, among others, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Wednesday, August 3, 2022 at 1:00 p.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2022. The dial-in numbers for the conference call are 800-715-9871 (U.S. and Canada) and 646-307-1963 (International); both numbers require passcode 6654773. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through August 17, 2022 using dial-in numbers 800-770-2030 and 609-800-9909 for U.S. and International callers, respectively, and passcode 6654773. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 447 facilities and approximately 46,000 licensed beds in ten countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, potential impact from health crises (like COVID-19); (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual guidance for net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; and (xvi) the risk that property sales, loan repayments, and other capital recycling transactions do not occur.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	June 30, 2022	December 31, 2021
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,696,681	$14,062,722
Investment in financing leases	2,076,813	2,053,327
Real estate held for sale	—	1,096,505
Mortgage loans	314,681	213,211

Gross investment in real estate assets	16,088,175	17,425,765
Accumulated depreciation and amortization	(1,109,592)	(993,100)

Net investment in real estate assets	14,978,583	16,432,665
Cash and cash equivalents	257,269	459,227
Interest and rent receivables	94,206	56,229
Straight-line rent receivables	702,683	728,522
Investments in unconsolidated real estate joint ventures	1,460,373	1,152,927
Investments in unconsolidated operating entities	1,439,910	1,289,434
Other loans	213,897	67,317
Other assets	596,163	333,480

Total Assets	$19,743,084	$20,519,801

Liabilities and Equity
Liabilities
Debt, net	$10,138,774	$11,282,770
Accounts payable and accrued expenses	562,255	607,792
Deferred revenue	21,210	25,563
Obligations to tenants and other lease liabilities	154,974	158,005

Total Liabilities	10,877,213	12,074,130
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding —598,839 shares at June 30, 2022 and 596,748 shares at December 31, 2021	599	597
Additional paid-in capital	8,557,120	8,564,009
Retained earnings (deficit)	385,545	(87,691)
Accumulated other comprehensive loss	(83,431)	(36,727)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,859,833	8,440,188
Non-controlling interests	6,038	5,483

Total Equity	8,865,871	8,445,671

Total Liabilities and Equity	$19,743,084	$20,519,801

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues
Rent billed	$241,209	$216,870	$504,611	$430,214
Straight-line rent	58,518	55,465	119,562	110,338
Income from financing leases	51,873	50,337	103,649	101,231
Interest and other income	48,626	59,120	82,204	102,774

Total revenues	400,226	381,792	810,026	744,557
Expenses
Interest	87,730	92,305	178,913	179,277
Real estate depreciation and amortization	84,334	76,369	169,650	152,011
Property-related (A)	21,135	18,684	29,733	24,137
General and administrative	38,858	34,545	80,282	70,618

Total expenses	232,057	221,903	458,578	426,043
Other income (expense)
Gain (loss) on sale of real estate and other, net	16,355	(1,387)	467,993	(398)
Earnings from equity interests	14,785	7,339	22,123	14,440
Debt refinancing and unutilized financing costs	(619)	(70)	(9,435)	(2,339)
Other (including fair value adjustments on securities)	2,031	(771)	11,918	7,023

Total other income	32,552	5,111	492,599	18,726

Income before income tax	200,721	165,000	844,047	337,240
Income tax expense	(10,657)	(50,179)	(22,036)	(58,539)

Net income	190,064	114,821	822,011	278,701
Net income attributable to non-controlling interests	(467)	(256)	(733)	(353)

Net income attributable to MPT common stockholders	$189,597	$114,565	$821,278	$278,348

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.32	$0.19	$1.37	$0.48

Weighted average shares outstanding - basic	598,827	587,514	598,751	581,877
Weighted average shares outstanding - diluted	599,026	589,053	598,979	583,297
Dividends declared per common share	$0.29	$0.28	$0.58	$0.56

(A) Includes $18.3 million and $15.5 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended June 30, 2022 and 2021, respectively, and $24.6 million and $19.0 million for the six months ended June 30, 2022 and 2021, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
FFO information:
Net income attributable to MPT common stockholders	$189,597	$114,565	$821,278	$278,348
Participating securities’ share in earnings	(345)	(390)	(747)	(760)

Net income, less participating securities’ share in earnings	$189,252	$114,175	$820,531	$277,588
Depreciation and amortization	101,976	90,061	201,435	178,597
(Gain) loss on sale of real estate and other, net	(16,355)	1,387	(467,993)	398

Funds from operations	$274,873	$205,623	$553,973	$456,583
Write-off (recovery) of straight-line rent and other	977	(13)	3,581	(5,251)
Non-cash fair value adjustments	(943)	2,121	(8,966)	(1,944)
Tax rate changes	(825)	42,746	(825)	42,746
Debt refinancing and unutilized financing costs	619	70	9,435	2,339

Normalized funds from operations	$274,701	$250,547	$557,198	$494,473
Share-based compensation	11,075	12,771	22,879	25,035
Debt costs amortization	4,560	4,100	10,173	8,109
Rent deferral, net	(3,327)	836	(7,043)	1,639
Straight-line rent revenue and other	(74,757)	(67,921)	(152,090)	(135,196)

Adjusted funds from operations	$212,252	$200,333	$431,117	$394,060

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.32	$0.19	$1.37	$0.48
Depreciation and amortization	0.17	0.16	0.33	0.30
(Gain) loss on sale of real estate and other, net	(0.03)	—	(0.78)	—

Funds from operations	$0.46	$0.35	$0.92	$0.78
Write-off (recovery) of straight-line rent and other	—	—	—	—
Non-cash fair value adjustments	—	—	(0.01)	—
Tax rate changes	—	0.08	—	0.07
Debt refinancing and unutilized financing costs	—	—	0.02	—

Normalized funds from operations	$0.46	$0.43	$0.93	$0.85
Share-based compensation	0.02	0.02	0.04	0.04
Debt costs amortization	0.01	0.01	0.02	0.01
Rent deferral, net	(0.01)	—	(0.01)	—
Straight-line rent revenue and other	(0.13)	(0.12)	(0.26)	(0.22)

Adjusted funds from operations	$0.35	$0.34	$0.72	$0.68

Notes:

(A) Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income. The write-off of straight-line rent in 2022 is predominantly related to sold properties.

(B) Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue such as straight-line rent, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based more on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our infrastructure-type assets generally require longer term leases with annual contractual escalations of base rents, resulting in the recognition of a significant amount of rental income that is not collected until future periods. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

2022 Guidance Reconciliation

(Unaudited)

	2022 Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.88	$1.92
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.88	$1.92
Depreciation and amortization	0.68	0.68
Gain on sale of real estate and other, net	(0.78)	(0.78)

Funds from operations	$1.78	$1.82
Other adjustments	—	—

Normalized funds from operations	$1.78	$1.82

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Total Pro Forma Gross Assets

(Unaudited)

(Amounts in thousands)	June 30, 2022
Total Assets	$19,743,084
Add:
Accumulated depreciation and amortization	1,109,592
Incremental gross assets of our joint ventures and other(1)	1,689,012
Less:
Cash on hand	(257,269)

Total Pro Forma Gross Assets(2)	$22,284,419

(1)	Adjustment to reflect our share of our joint ventures’ gross assets and certain lease intangible assets.
(2)

Total pro forma gross assets is total assets before accumulated depreciation/amortization (adjusted for our unconsolidated joint ventures) and assumes material real estate commitments on new investments are fully funded, and assumes cash on hand at period-end and cash generated from or to be generated from financing activities subsequent to period-end are either used in these transactions or used to reduce debt. We believe total pro forma gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close.

Adjusted Revenues

(Unaudited)

For the Three Months Ended
(Amounts in thousands)	June 30, 2022
Total Revenues	$400,226
Revenue from real estate properties owned through joint venture arrangements	48,942

Total Adjusted Revenues(1)	$449,168

(1)

Adjusted revenues are total revenues adjusted for our pro rata portion of similar revenues in our real estate joint venture arrangements. We believe adjusted revenues is useful to investors as it provides a more complete view of revenue across all of our investments and allows for better understanding of our revenue concentration.